Vivian M. Stephenson Elected to CarMax Board of Directors

RICHMOND, Va., April 28, 2006 - CarMax, Inc. (NYSE:KMX) announced today that its board of directors has elected Vivian M. Stephenson, chief operating officer for Williams-Sonoma, Inc., to membership on the board.

Ms. Stephenson joined Williams-Sonoma, a $3.5 billion specialty retailer of products for the home, in 2003 as chief operating officer. From 2000 to 2003, she served as a consultant to Apple Computer and Williams-Sonoma. Ms. Stephenson was executive vice president and chief information officer for Target Corporation from 1995 to 2000. She joined Mervyn’s, then a Dayton Hudson Corporation division, in October 1989 as director of information systems development and earned positions of increasing responsibility in management information systems, culminating in her promotion to executive vice president and chief information officer of Target Corporation, Dayton Hudson Corporation’s successor organization. Prior to Target Corporation, Ms. Stephenson held management positions with Rand Information Systems, Occidental Petroleum Corporation, and IBM, among others. She plans to retire from Williams-Sonoma at the end of June 2006.

Ms. Stephenson earned a bachelor’s degree in mathematics from New York University and an MBA from the University of Havana. In 2005 she received a Doctor of Humane Letters honorary degree from Mills College. Ms. Stephenson currently serves as chair of the Mills College Board of Trustees and is a member of the board of directors of the California State Automobile Association (AAA).

“Vivian brings broad experience and a unique set of skills to the CarMax board - in-depth systems expertise, coupled with strong retailing experience at such pre-eminent retailers as Williams-Sonoma and Target,” said Austin Ligon, president and chief executive officer of CarMax. “We look forward to Vivian’s contributions as a director as we continue to build on the proprietary processes and systems that help give CarMax its competitive edge.”

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CarMax, Inc.
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CarMax, a Fortune 500 company and one of the Fortune 2006 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 68 used car superstores in 32 markets. CarMax also operates seven new car franchises, all of which are integrated or co-located with its used car superstores. During the twelve month period ended February 28, 2006, the company retailed 289,888 used cars, which is 93% of the total 310,789 vehicles the company retailed during that period. For more information, access the CarMax website at www.carmax.com.

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